UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2021

Conformis, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-37474	56-2463152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Technology Park Drive

Billerica, MA 01821

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 345-9001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CFMS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 2.01	Results of Operations and Financial Condition.

Conformis, Inc. (the “Company”) announces that, for the year ended December 31, 2020, the Company expects total revenue of approximately $68.8 million, down 11% on both a reported and constant currency basis. The Company expects product revenue of approximately $58.5 million, down 24% year-over-year on a reported and constant currency basis. Of this product revenue, the Company expects $50.7 million will be attributable to the U.S., down 24% year-over-year, and $7.8 million will be attributable to Rest of World, down 18% year-over-year on a reported basis and 19% year-over-year on a constant currency basis.

For the quarter ended December 31, 2020, the Company expects total revenue of approximately $16.7 million, up 4% sequentially from the quarter ended September 30, 2020, but down 16% year-over-year on a reported basis and 17% on a constant currency basis. The Company expects product revenue of approximately $16.5 million, down 16% year-over-year on a reported basis and 17% on a constant currency basis. Of this product revenue, the Company expects $14.4 million will be attributable to the U.S., down 16% year-over-year, and $2.1 million will be attributable to Rest of World, down 16% year-over-year on a reported basis and 22% year-over-year on a constant currency basis.

The Company believes revenue for the first quarter of 2021 will decline sequentially from the fourth quarter of 2020 which is consistent with historical industry trends given annual resetting of many health plans and additionally as a result of an increased impact from COVID-19 as it is anticipated to negatively affect the Company’s business for all three months of the quarter.

In addition, the Company’s gross profit is expected to be approximately $33.7 million, or approximately 49% of revenue, for the year ended December 31, 2020, as compared to $36.7 million, or 47% of revenue, for the year ended December 31, 2019. The Company expects gross margin for the fourth quarter ended December 31, 2020 to be approximately $7.8 million, or approximately 47%.

The Company’s cash and cash equivalents as of December 31, 2020 are projected to be $28.7 million, as compared to $26.4 million as of December 31, 2019.

The forgoing financial data is preliminary and is based on information available to management as of the date of this prospectus supplement and is subject to completion by management of the Company’s financial statements as of and for the quarter and fiscal year ended December 31, 2020, and have not been audited by the Company’s independent registered public accountants. These results could change as a result of further review. Complete quarterly results will be announced during the Company’s earnings conference call for the fourth quarter and fiscal year ended December 31, 2020.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this Current Report on Form 8-K about the Company’s future expectations, plans and prospects, including statements about the impact of the COVID-19 pandemic and the Company’s financial position and results, total revenue, product revenue, gross margin, operations and growth, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other and similar expressions are intended to identify forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes as a result of a variety of risks and uncertainties, including risks related to the COVID-19 pandemic and the response to the pandemic; risks related to the Company’s estimates and expectations regarding the Company’s revenue, gross margin, expenses, revenue growth and other results of operations, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s public filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this Current Report on Form 8-K represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Item 7.01	Regulation.

The information in Item 2.02 to this Current Report on Form 8-K is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONFORMIS, INC.

Date: February 11, 2021	By:	/s/ Robert Howe
Robert Howe
Chief Financial Officer